Exhibit 23.6

SENET, a DRA Global Group Company

Building 12 Greenstone Hill Office Park

Emerald Boulevard

Greenstone

1609

CONSENT OF QUALIFIED PERSON

Regarding the technical report summary titled S-K 1300 Technical Report Summary of the Songwe Hill Rare Earth Element Project in Malawi, with an effective date of 30 June 2025 (the “Technical Report Summary”), as signed and certified by me, Christoff Badenhorst, as Managing Director of, and on behalf of, SENET, a DRA Global Group Company (“SENET”), I hereby state that SENET is responsible for the preparation of those certain sections of the Technical Report Summary listed as its areas of responsibility in Section 2.1 thereof.

Furthermore, I, on behalf of SENET, state that:

(a)	SENET consents to the public filing by Mkango Rare Earths Limited of the Technical Report Summary with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form F-4 of Mkango Rare Earths Limited (the “Document”);

(c)	SENET consents to the use of its name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which it is responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	SENET confirms that individuals on behalf of SENET have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which SENET is responsible.

Dated at Greenstone, Johannesburg this June 5, 2026.

/s/ Christoff Badenhorst	Professional Seal / Stamp
Signature of Individual on behalf of Qualified Person

Christoff Badenhorst, Managing Director of SENET, a DRA Global Group Company.